UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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ARSANIS, INC.

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ARSANIS, INC.

890 Winter Street, Suite 230

Waltham, Massachusetts 02451

(781) 819-5704

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 5, 2018

Dear Stockholders:

You are cordially invited to attend the 2018 annual meeting of stockholders of Arsanis, Inc. to be held on Tuesday, June 5, 2018 at 2:00 p.m., Eastern Daylight Time, at the offices of WilmerHale located at 60 State Street, Boston, Massachusetts 02109. At the annual meeting, stockholders will consider and vote on the following matters:

1.	The election of three Class I directors, William Clark, David McGirr and Claudio Nessi, nominated by our board of directors, each to serve for a three-year term expiring at the 2021 annual meeting of stockholders and until his successor has been duly elected and qualified;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

3.	The transaction of any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 16, 2018 will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. This Notice, the accompanying proxy statement and a form of proxy card are being mailed beginning on or about April 23, 2018 to all stockholders entitled to vote at the annual meeting.

We encourage all stockholders to attend the annual meeting in person. However, whether or not you plan to attend the annual meeting in person, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. Please review the instructions on each of your voting options described in the proxy statement.

Thank you for your ongoing support and continued interest in Arsanis.

By Order of the Board of Directors,

René Russo, Pharm.D., BCPS

President and Chief Executive Officer

Waltham, Massachusetts

April 23, 2018

ARSANIS, INC.

890 Winter Street, Suite 230

Waltham, Massachusetts 02451

(781) 819-5704

PROXY STATEMENT

2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 5, 2018

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of Arsanis, Inc. for use at the annual meeting of stockholders to be held on Tuesday, June 5, 2018 at 2:00 p.m., Eastern Daylight Time, at the offices of WilmerHale located at 60 State Street, Boston, Massachusetts 02109, and at any adjournment thereof. Except where the context otherwise requires, references to “Arsanis,” “the Company,” “we,” “us,” “our” and similar terms refer to Arsanis, Inc.

This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions. We are making this proxy statement, the related proxy card and our annual report to stockholders for the fiscal year ended December 31, 2017 available to stockholders for the first time on or about April 23, 2018.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on June 5, 2018:

This proxy statement and our 2017 Annual Report to Stockholders are available for viewing, printing and downloading at http://www.proxyvote.com.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to Arsanis, Inc., 890 Winter Street, Suite 230, Waltham, Massachusetts 02451, Attention: Investor Relations. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are also available on the SEC’s website at www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q.	Why did I receive these proxy materials?

A.	Our board of directors has made these materials available to you in connection with the solicitation of proxies for use at our 2018 annual meeting of stockholders to be held at the offices of WilmerHale located at 60 State Street, Boston, Massachusetts 02109 on Tuesday, June 5, 2018 at 2:00 p.m., Eastern Daylight Time. As a holder of common stock, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under Securities and Exchange Commission, or SEC, rules and that is designed to assist you in voting your shares.

Q.	What is the purpose of the annual meeting?

A.	At the annual meeting, stockholders will consider and vote on the following matters:

1.	The election of three Class I directors, William Clark, David McGirr and Claudio Nessi, nominated by our board of directors, each to serve for a three-year term expiring at the 2021 annual meeting of stockholders or until his successor has been duly elected and qualified (Proposal 1);

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 2); and

3.	The transaction of any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

Q.	Who can vote at the annual meeting?

A.	To be entitled to vote, you must have been a stockholder of record at the close of business on April 16, 2018, the record date for our annual meeting. There were 14,294,421 shares of our common stock outstanding and entitled to vote at the annual meeting as of the record date.

Q.	How many votes do I have?

A.	Each share of our common stock that you own as of the record date will entitle you to one vote on each matter considered at the annual meeting.

Q.	How do I vote?

A.	If you are the “record holder” of your shares, meaning that your shares are registered in your name in the records of our transfer agent, Computershare Trust Company, N.A., you may vote your shares at the meeting in person or by proxy as follows:

1.	Over the Internet: To vote over the Internet, please go to the following website: www.proxyvote.com, and follow the instructions at that site for submitting your proxy electronically. If you vote over the Internet, you do not need to complete and mail your proxy card or vote your proxy by telephone. You must specify how you want your shares voted or your Internet vote cannot be completed, and you will receive an error message. You must submit your Internet proxy before 11:59 p.m., Eastern Daylight Time, on June 4, 2018, the day before the annual meeting, for your proxy to be valid and your vote to count.

2.

By Telephone: To vote by telephone, please call 1-800-690-6903, and follow the instructions provided on the proxy card. If you vote by telephone, you do not need to complete and mail your proxy card or vote your proxy over the Internet. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. You must submit your telephonic proxy before 11:59 p.m., Eastern Daylight Time, on June 4, 2018, the day before the annual meeting, for your proxy to be valid and your vote to count.

3.	By Mail: To vote by mail, you must mark, sign and date the proxy card and then mail the proxy card in accordance with the instructions on the proxy card. If you vote by mail, you do not need to vote your proxy over the Internet or by telephone. Broadridge must receive the proxy card not later than June 4, 2018, the day before the annual meeting, for your proxy to be valid and your vote to count. If you return your proxy card but do not specify how you want your shares voted on any particular matter, they will be voted in accordance with the recommendations of our board of directors.

4.	In Person at the Meeting: If you attend the annual meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for your account by an intermediary, such as a broker, then you are deemed to be the beneficial owner of your shares and the broker that actually holds the shares for you is the record holder and is required to vote the shares it holds on your behalf according to your instructions. The proxy materials, as well as voting and revocation instructions, should have been forwarded to you by the broker that holds your shares. In order to vote your shares, you will need to follow the instructions that your broker provides you. Many brokers solicit voting instructions over the Internet or by telephone.

If you do not give instructions to your broker, your broker will still be able to vote your shares with respect to certain “discretionary” items. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 2) is considered a discretionary item. Accordingly, your broker may vote your shares in its discretion with respect to that matter even if you do not give voting instructions on Proposal 2.

However, under applicable stock exchange rules that regulate voting by registered brokerage firms, the election of our nominees to serve as Class I directors (Proposal 1) is not considered to be a discretionary item. Accordingly, if you do not give your broker voting instructions on Proposal 1, your broker may not vote your shares with respect to this matter and your shares will be counted as “broker non-votes” with respect to the proposal. A “broker non-vote” occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have or did not exercise discretionary authority to vote on the matter and has not received voting instructions from its clients.

Regardless of whether your shares are held in street name, you are welcome to attend the meeting. You may not vote shares held in street name in person at the meeting, however, unless you obtain a legal proxy, executed in your favor, from the holder of record (i.e., your broker). A legal proxy is not the form of proxy included with this proxy statement.

Q.	Can I change my vote?

A.	If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the vote is taken at the annual meeting. To do so, you must do one of the following:

1.	Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted.

2.	Sign and return a new proxy card. Only your latest dated and timely received proxy card will be counted.

3.	Attend the annual meeting and vote in person as instructed above. Attending the annual meeting will not alone revoke your Internet vote, telephone vote or proxy card submitted by mail, as the case may be.

4.	Give our corporate secretary written notice before or at the meeting that you want to revoke your proxy.

If your shares are held in “street name,” you may submit new voting instructions by contacting your broker or other nominee. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the answer above.

Q.	How many shares must be represented to have a quorum and hold the annual meeting?

A.	A majority of our shares of common stock outstanding at the record date must be present in person or represented by proxy to hold the annual meeting. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone, by completing and submitting a proxy card by mail or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares held in “street name” by brokers who indicate on their proxies that they do not have authority to vote those shares. If a quorum is not present, we expect to adjourn the annual meeting until we obtain a quorum.

Q.	What vote is required to approve each matter and how are votes counted?

A.	Proposal 1—Election of Class I Directors

A nominee will be elected as a director at the annual meeting if the nominee receives a plurality of the votes cast “for” the applicable seat on the board of directors.

Proposal 2—Ratification of the Appointment of Independent Registered Public Accounting Firm

The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ended December 31, 2018.

Shares that abstain from voting and “broker non-votes” with respect to a matter will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on Proposal 1 or Proposal 2 referenced above.

Q.	Who will count the vote?

A.	The votes will be counted, tabulated and certified by Broadridge Financial Solutions, Inc.

Q.	How does the board of directors recommend that I vote on the proposals?

A.	Our board of directors recommends that you vote:

FOR the election of the three nominees to serve as Class I directors, each for a three year term; and

FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Q.	Are there other matters to be voted on at the annual meeting?

A.	We do not know of any matters that may come before the annual meeting other than the election of our Class I directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If any other matters are properly presented at the annual meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q.	Where can I find the voting results?

A.	We plan to announce preliminary voting results at the annual meeting and will report final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the date of our annual meeting.

Q.	What are the costs of soliciting these proxies?

A.	We will bear the cost of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile, and in person without additional compensation. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

Implications of Being an “Emerging Growth Company”

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and may remain an emerging growth company for up to five years from the date of our November 2017 initial public offering. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an “emerging growth company.” For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include reduced disclosure obligations regarding executive compensation. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We may take advantage of some or all these exemptions until such time as we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, we have more than $700 million in market value of our stock held by non-affiliates or we issue more than $1 billion of non-convertible debt over a three-year period. We have taken advantage of certain reduced reporting obligations in this proxy statement. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Election of Directors

Our board of directors is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently three Class I directors (William Clark, David McGirr and Claudio Nessi), whose terms expire at this annual meeting of stockholders; three Class II directors (René Russo, Michael Ross and Amy Schulman), whose terms expire at the 2019 annual meeting of stockholders; and three Class III directors (Tillman U. Gerngross, Carl Gordon and Terrance McGuire), whose terms expire at the 2020 annual meeting of stockholders (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal).

Set forth below are the names of and certain information for each member of our board, including the nominees for election as Class I directors. The information presented includes each director’s and nominee’s principal occupation and business experience for the past five years, and the names of other public companies of which he or she has served as a director during the past five years. The information presented below regarding the specific experience, qualifications, attributes and skills of each director and nominee led our nominating and corporate governance committee and our board of directors to conclude that he or she should serve as a director. In addition, we believe that all of our directors and nominees possess the attributes or characteristics described in “Corporate Governance Matters—Director Nomination Process” that the nominating and corporate governance committee expects of each director. There are no family relationships among any of our directors, nominees for director, or executive officers.

Name	Age	Position(s)
Class I Director Nominees
William Clark, M.B.A.(1)	49	Director
David McGirr, M.B.A.(1)	63	Director
Claudio Nessi, Ph.D., M.B.A.	49	Director

Class II Directors
René Russo, Pharm.D., BCPS	43	President and Chief Executive Officer, Director
Michael Ross, Ph.D.(2)	68	Director
Amy Schulman, J.D.(2)(3)(4)	57	Director

Class III Directors
Tillman U. Gerngross, Ph.D.(2)(3)	53	Chairman of the Board of Directors
Carl Gordon, Ph.D., C.F.A.(1)	53	Director
Terrance McGuire(3)	62	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.
(4)	Lead independent director.

Class I Director Nominees

William Clark, M.B.A.    Mr. Clark has served as a member of our board of directors since September 2017. Mr. Clark is currently the President and Chief Executive Officer of Genocea Biosciences, Inc., or Genocea, a publicly traded biopharmaceutical company, a position he has held since February 2011. He also served as Genocea’s Chief Business Officer from August 2010 to February 2011. Prior to joining Genocea, Mr. Clark served as Chief Business Officer at Vanda Pharmaceuticals, Inc., or Vanda, a biopharmaceutical company he co-founded in 2004. Prior to Vanda, Mr. Clark was a principal at Care Capital, LLC, a venture capital firm investing in biopharmaceutical companies, after serving in a variety of commercial and strategic roles at SmithKline Beecham (now GlaxoSmithKline). Mr. Clark currently serves on the board of directors of Genocea, where he has served since February 2011. Mr. Clark holds a B.A. from Harvard University and an M.B.A. from The Wharton School at the University of Pennsylvania. Our board of directors believes that Mr. Clark’s experience as a founder and senior executive officer of other biopharmaceutical companies, as well as his prior public company board service, provide him with the qualifications and skills to serve on our board of directors.

David McGirr, M.B.A.    Mr. McGirr has served as a member of our board of directors since September 2017. From March 2013 until June 2014, Mr. McGirr was Senior Advisor to the chief executive officer of Cubist Pharmaceuticals, Inc., or Cubist, a biopharmaceutical company where he also served as Senior Vice President and Chief Financial Officer from November 2002 to March 2013. Prior to joining Cubist in 2002, Mr. McGirr was the President and Chief Operating Officer of hippo inc, an internet technology, venture-financed company. From 1996 to 1999, he was the President of GAB Robins North America, Inc., a risk management company, serving also as Chief Executive Officer from 1997 to 1999. Mr. McGirr was a private equity investor from 1995 to 1996. From 1978 to 1995, Mr. McGirr served in various positions within the S.G. Warburg Group, ultimately as Chief Financial Officer, Chief Administrative Officer and Managing Director of S.G. Warburg & Co., Inc., a position held from 1992 to 1995. Mr. McGirr is currently a member of the board of directors of Insmed Incorporated, a publicly traded biopharmaceutical company where he has served since October 2013; Rhythm Pharmaceuticals, Inc., a publicly traded biopharmaceutical company where he has served since November 2015; and Menlo Therapeutics, Inc., a publicly traded biopharmaceutical company where he has served since November 2017. Mr. McGirr also served on the board of directors of Roka Bioscience, Inc., a molecular diagnostics company, from December 2013 to January 2018. Mr. McGirr received a B.Sc. in Civil Engineering from the University of Glasgow and received an M.B.A. from The Wharton School at the University of Pennsylvania. Our board of directors believes that Mr. McGirr’s experience as an executive officer or director of a number of public and private pharmaceutical companies provide him with the qualifications and skills to serve on our board of directors.

Claudio Nessi, Ph.D., M.B.A.    Dr. Nessi has served as a member of our board of directors since August 2013. Dr. Nessi has served as Managing Partner at NeoMed Management, a venture capital firm, since 2016, where he has served as a Partner since 2005 and served as an Investment Director from 2001 until 2005. Also, Dr. Nessi has served as Managing Director of Omega Funds, an investment advisory firm, since November 2016. Dr. Nessi held other board positions at Endosense SA from October 2005 to August 2013, Kuros BioSurgery AG from October 2002 to February 2013, PregLem SA from June 2007 to October 2010 and Creabilis Ltd. from February 2008 to December 2016. Dr. Nessi also currently serves on the Board of Directors of the private biotechnology companies Avitide, Inc. and Anaconda Biomed and is the Chairman of the Board of Directors of the public biotechnology company GenKyoTex SA. Dr. Nessi received his M.B.A. from Erasmus University in the Netherlands, and received his Ph.D. in Genetics from the University of Pavia, Italy. Our board of directors believes Dr. Nessi’s expertise and experience in the biotechnology industry through his roles of increasing responsibility at NeoMed Management spanning a period of over 15 years, in which he has been involved in the evaluation, investment and oversight of several biotechnology companies; his scientific and business-focused educational background, as well as his experience as a director of other companies provide him with the qualifications and skills to serve on our board of directors.

Class II Directors

René Russo, Pharm.D., BCPS.    Dr. Russo has served as a member of our board of directors and as our President and Chief Executive Officer since April 2016. Dr. Russo served as our Chief Development Officer from July 2015 until April 2016. Previously, Dr. Russo served in various roles over an 11-year period at Cubist Pharmaceuticals, Inc., a public pharmaceutical development company, focused on the development and commercialization of infectious disease therapeutics, from 2003 until its acquisition by Merck in May 2015, most recently as its Vice President, Global Medical Affairs. From 1999 to 2004, she held roles of increasing responsibility at Bristol-Myers Squibb where she started her industry career as a Postdoctoral Fellow in Industrial Pharmacy Infectious Diseases. Prior to joining the biotechnology industry, Dr. Russo held clinical positions at Robert Wood Johnson University Hospital and Princeton Hospital. Dr. Russo received her Pharm.D. and B.S. from Rutgers University. Our board of directors believes that Dr. Russo’s expertise and experience as our President and Chief Executive Officer, her perspective and experience as an executive at public and private pharmaceutical companies and her expertise in clinical development and commercialization of therapeutics targeting infectious diseases, provide her with the qualifications and skills to serve on our board of directors.

Michael Ross, Ph.D.    Dr. Ross has served as a member of our board of directors since February 2011. Additionally, he has served as a Managing Partner at SV Health Investors, LLC, a venture capital investment advisory firm, since 2002 where he also served as a Venture Partner from 2001 until 2002. Prior to joining SV Health Investors, Dr. Ross served at Genentech for 13 years in roles of increasing responsibility, including as its Vice President of Drug Development. Dr. Ross was also the founder and served as Chief Executive Officer of numerous biotechnology companies such as Arris Pharmaceutical, MetaXen, ExSAR and CyThera (now Viacyte). Additionally, Dr. Ross served as a Managing Partner for Didyma, LLC, a biotechnology management consulting firm, and served on the boards of directors of Cartar Proteomics, Epimmune, Genencor, MetaXen and Xenova. Dr. Ross currently serves on the boards of directors of Catabasis Pharmaceuticals, Inc., a publicly traded pharmaceutical company, where he has served since April 2010, and Ophthotech Corporation, a publicly traded biopharmaceutical company, where he has served since April 2013. Dr. Ross earned his B.A. in Chemistry from Dartmouth College and his Ph.D. in Chemistry from the California Institute of Technology. He later held an NIH Postdoctoral Fellowship in Molecular Biology at Harvard. Our board of directors believes Dr. Ross’ expertise and experience in the biotechnology industry through his role as Managing Partner at SV Health Investors, in which he has been involved in the evaluation, investment and oversight of numerous biotechnology companies; his industry experience, including his service as a Chief Executive Officer and in various drug development leadership roles at biotechnology companies; as well as his experience as a director of several biotechnology companies, provide him with the qualifications and skills to serve on our board of directors.

Amy Schulman, J.D.     Ms. Schulman has served as a member of our board of directors since February 2015. She joined in July 2014 as an Entrepreneur Partner at Polaris Partners, a venture capital firm, and she served as CEO of Arsia Therapeutics, a Polaris-backed company, from July 2014 until its acquisition by Eagle Pharmaceuticals in November 2016. She served as director of Bind Therapeutics from September 2014 to June 2016. In July 2015, Ms. Schulman co-founded Lyndra, where she currently serves as CEO, and since January 2017 she has served as CEO of Olivo Laboratories, which sold its cosmetic assets to Shiseido in January 2018. She serves as the Executive Chair of SQZ Biotech and Suono Bio. Ms. Schulman currently serves on the boards of directors of Alnylam Pharmaceuticals, a publicly traded biopharmaceutical company, where she has served since July 2014; Ironwood Pharmaceuticals, Inc., a publicly traded drug manufacturer, where she has served since January 2017; and Blue Buffalo Pet Products, Inc., a publicly traded pet food company, where she has served since 2014. In addition, she serves as a director of the Whitehead Institute. She is a member of Harvard Business School’s Faculty where she serves as a Senior Lecturer and teaches legal and corporate accountability. A Phi Beta Kappa graduate of Wesleyan University, Ms. Schulman earned her J.D. from Yale Law School in 1989. Our board of directors believes that Ms. Schulman’s qualifications to serve on our board include her years of experience serving as President and Chief Executive Officer of a number of biotech companies, her educational background and experience as attorney, including her service as general counsel of Pfizer, Inc., as well as her experience as a director of several biotechnology companies, including other public companies.

Class III Directors

Tillman U. Gerngross, Ph.D., Chairman.    Dr. Gerngross co-founded Arsanis in 2010, served as our President from August 2010 to August 2013 and from December 2015 to April 2016. He has served as chairman of the board of directors since August 2010. Prior to joining us, Dr. Gerngross co-founded Adimab, LLC and has served as its Chief Executive Officer and chairman of its board of directors since 2007. Dr. Gerngross has co-founded a number of other biotechnology companies including Alector, LLC and Avitide, Inc., where he has served as chairman of their boards of directors since 2014 and 2013, respectively. Dr. Gerngross is currently a Venture Partner at SV Health Investors, LLC, which he joined in 2006. Dr. Gerngross co-founded GlycoFi, Inc. and served as its Chief Scientific Officer from 2000 to 2006 until it was acquired by Merck. Dr. Gerngross currently teaches in the departments of Biology and Chemistry, as well as at the School of Engineering at Dartmouth College, where he has taught since 1998. Dr. Gerngross attended the Technical University of Vienna, Austria, where he received a B.S./M.S. in Chemical Engineering and later received a Ph.D. in Molecular Biology. Our board of directors believes Dr. Gerngross’ expertise and experience in antibody drug discovery and development, his experience as a founder and director of other companies and his educational background provide him with the qualifications and skills to serve on our board of directors.

Carl Gordon, Ph.D., C.F.A.    Dr. Gordon has served as a member of our board of directors since September 2010. In addition, Dr. Gordon is a Founding Partner and Co-Head of Global Private Equity at OrbiMed, a position in which he has served since January 1997. In addition to Arsanis, Dr. Gordon also currently serves on the board of directors of Armo Biosciences, a publicly traded immune-oncology company. Dr. Gordon served on the boards of directors of Acceleron Pharma, Inc., a publicly traded biopharmaceutical company, from 2006 to 2013; Amarin Corporation plc, a publicly traded biotechnology company, from May 2008 to July 2013; Selecta Biosciences, Inc., a publicly traded biopharmaceutical company, from 2010 to June 2017; and Intellia Therapeutics, Inc., a publicly traded biotechnology company, from August 2015 to July 2017. From 1995 to 1997, Dr. Gordon served as a senior biotechnology analyst at Mehta & Isaly. Dr. Gordon was a Fellow at the Rockefeller University from 1993 to 1995. Dr. Gordon received his B.S. from Harvard College in 1987 and later received a Ph.D. in Molecular Biology from the Massachusetts Institute of Technology in 1993. Our board of directors believes Dr. Gordon’s expertise and experience in the biotechnology industry through his role as Founding Partner and Co-Head of Global Private Equity at OrbiMed over a 20-year period, in which he has been involved in the evaluation, investment and oversight of several biotechnology companies, as well as his scientific educational background, provide him with the qualifications and skills to serve on our board of directors.

Terrance McGuire.    Mr. McGuire has served as a member of our board of directors since February 2011. Additionally, Mr. McGuire is a Founding Partner of Polaris Partners, a venture capital firm investing in technology and healthcare companies across all stages of development, where he has worked since 1996. Prior to starting Polaris in 1996, he spent seven years at Burr, Egan, Deleage & Co. investing in early stage medical and information technology companies. Mr. McGuire serves as chairman of the board of directors of Ironwood Pharmaceuticals, Inc., a publicly traded drug manufacturer, and has served as a director since 1998. Mr. McGuire also currently serves on the board of directors of Pulmatrix, Inc., a publicly traded biopharmaceutical company, where he has served since May 2006. From January 2008 to July 2014, Mr. McGuire served on the board of directors of Trevena, Inc., and from 2005 to November 2017, Mr. McGuire served on the board of directors of Acceleron Pharma, Inc., both publicly traded biopharmaceutical companies. Mr. McGuire is emeritus chairman of the National Venture Capital Association, chairman of the Global Ventures Capital Congress and chairs the board of the Thayer School of Engineering at Dartmouth College. He also sits on the boards of MIT’s The David H. Koch Institute for Integrative Cancer Research, The Arthur Rock Center for Entrepreneurship at Harvard Business School and The Healthcare Initiative Advisory Board. Mr. McGuire holds an M.B.A. from Harvard Business School, and M.S. in engineering from the Thayer School at Dartmouth College, and a B.S. in physics and economics from Hobart College. Our board of directors believes Mr. McGuire’s expertise and experience in the biotechnology industry through his role as a Founding Partner of Polaris Partners and his cumulative career in venture capital over a period spanning over 30 years, in which he has been involved in the evaluation, investment and oversight of numerous biotechnology companies, as well as his experience as a director of several biotechnology companies, including other public companies, provide him with the qualifications and skills to serve on our board of directors.

Corporate Governance Matters

Our board of directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that our board of directors has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the “Investors & Media—Corporate Governance” section of our website, which is located at www.arsanis.com. Alternatively, you can request a copy of any of these documents by writing us at Arsanis, Inc., 890 Winter Street, Suite 230, Waltham, Massachusetts 02451, Attention: Chief Operating Officer and Chief Financial Officer.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of our board of directors’ business, provide that:

•	the principal responsibility of our board of directors is to oversee our management;

•	a majority of the members of the board of directors must be independent directors, unless otherwise permitted by Nasdaq rules;

•	the independent directors meet at least twice a year in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors; and

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis.

Board Leadership Structure

Our board of directors, upon the recommendation of our nominating and corporate governance committee, has determined that the roles of chairman of the board and chief executive officer should be separated at the current time. Accordingly, our Board has appointed Tillman Gerngross as the chairman of the board of directors. Dr. Gerngross’ duties as chairman of the board include the following:

•	Meeting with any director who is not adequately performing his or her duties as a member of our board or any committee.

•	Facilitating communications between other members of our board and the chief executive officer.

•	Preparing or approving the agenda for each board meeting.

•	Determining the frequency and length of board meetings and recommending when special meetings of our board should be held.

Our board decided to separate the roles of chairman and chief executive officer because it believes that leadership structure offers the following benefits:

•	Increasing the non-management oversight of the company and enhancing our Board’s objective evaluation of our chief executive officer.

•	Freeing the chief executive officer to focus on company operations instead of Board administration.

•	Providing the chief executive officer with an experienced sounding board.

•	Enhancing the objective assessment of risk by our board.

In addition, because Dr. Gerngross is not independent within the meaning of the Nasdaq listing rules, our board has appointed Amy Schulman as lead independent director. Ms. Schulman is an independent director within the meaning of Nasdaq rules (see “Board Determination of Independence” below). Her duties as lead independent director include the following:

•	Chairing meetings of the independent directors in executive session.

•	Facilitating communications between other members of our board and the chairman of the board and our chief executive officer.

•	Monitoring, with the assistance of our company’s legal advisors, communications from stockholders and other interested parties.

•	Working with our chairman of our board and our chief executive officer in the preparation of the agenda for each board meeting and in determining the need for special meetings of our board.

•	Otherwise consulting with the chairman of our board and our chief executive officer on matters relating to corporate governance and board performance.

We believe this structure represents an appropriate allocation of roles and responsibilities for our company at this time because it strikes an effective balance between management and independent leadership participation in our board of directors proceedings. Our nominating and corporate governance committee evaluates our board leadership structure from time to time and may recommend further alterations of this structure in the future.

Board Determination of Independence

Rule 5605 of the Nasdaq Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Rule 5605(a)(2) of the Nasdaq Listing Rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

In March 2018, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors other than Drs. Russo and Gerngross is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules. Dr. Russo is not an independent director under Rule 5605(a)(2) because she is our President and Chief Executive Officer. Dr. Gerngross is not an independent director under Rule 5605(a)(2) because he was employed by our company, as President, within the past three years, and because of his service as Chief Executive Officer of Adimab, LLC, a company with which we have a commercial relationship. Our board of directors also determined that William Clark, Carl Gordon and David McGirr, who currently comprise our audit committee satisfy the independence standards for the audit committee established by the SEC and the Nasdaq Listing Rules, including the independence requirements contemplated by Rule 10A-3 under the Exchange Act. Our board of directors further determined that Michael Ross and Amy Schulman, members of our compensation committee are independent within the meaning of Rule 10C-1 under the Exchange Act. We expect to satisfy the member independence requirements for the compensation committee and the nominating and corporate governance committee prior to the end of the transition period provided under current Nasdaq and SEC rules and regulations for companies completing their initial public offering. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board of Director Meetings and Attendance

Our board of directors held 14 meetings, and acted by written consent one time, during the year ended December 31, 2017, or fiscal 2017. During fiscal 2017, each of the directors then in office attended at least 75% of the aggregate of the number of board of director meetings and the number of meetings held by all committees of the board of directors on which such director then served. Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders.

Communicating with the Independent Directors

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the board (if an independent director), or the lead independent director (if one is appointed), or otherwise the chairman of the nominating and corporate governance committee, subject to advice and assistance from the company’s chief financial officer, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board, lead independent director, or chairman of the nominating and corporate governance committee, as applicable, considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board of directors should address such communications to Arsanis, Inc., Attention: Board of Directors, 890 Winter Street, Suite 230, Waltham, Massachusetts 02451.

Committees of the Board of Directors

We have established an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees operates under a charter that has been approved by our board of directors. A copy of each committee’s charter can be found under the “Investors & Media—Corporate Governance” section of our website, which is located at www.arsanis.com.

Audit Committee

Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our risk assessment and risk management policies;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, if any, our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

The current members of our audit committee are William Clark, Carl Gordon and David McGirr. Mr. McGirr chairs the audit committee. Our board of directors has determined that Mr. McGirr qualifies as an “audit committee financial expert” within the meaning of applicable SEC rules. The audit committee held three meetings during fiscal 2017.

Compensation Committee

Our compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our chief executive officer and other executive officers;

•	overseeing the evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure if and to the extent such disclosure is then required by SEC rules; and

•	preparing the compensation committee report if and to the extent then required by SEC rules.

The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under the heading “Narrative Disclosure to Summary Compensation Table”.

The current members of our compensation committee are Tillman U. Gerngross, Michael Ross and Amy Schulman. Ms. Schulman chairs the compensation committee. The compensation committee held three meetings during fiscal 2017.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee’s responsibilities include:

•	recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;

•	reviewing and making recommendations to our board of directors with respect to our board leadership structure and board committee structure;

•	reviewing and making recommendations to our board of directors with respect to management succession planning;

•	developing and recommending to our board corporate governance principles; and

•	overseeing an annual evaluation of our board.

The current members of our nominating and corporate governance committee are Tillman U. Gerngross, Terrance McGuire and Amy Schulman. Mr. McGuire chairs the nominating and corporate governance committee. The nominating and corporate governance committee was established in September 2017 and did not hold any meetings during fiscal 2017.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee and our board of directors.

Criteria and Diversity

In considering whether to recommend to our board of directors any particular candidate for inclusion in our board of directors’ slate of recommended director nominees, including candidates recommended by stockholders, the nominating and corporate governance committee of our board of directors applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, the ability to act in the interests of all stockholders and lack of conflicts of interest.

The director biographies on pages 6 to 9 indicate each nominee’s experience, qualifications, attributes and skills that led our nominating and corporate governance committee and our board of directors to conclude he or she should continue to serve as a director. Our nominating and corporate governance committee and our board of directors believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group possess the skill sets and specific experience desired of our board of directors as a whole.

Our nominating and corporate governance committee does not have a policy (formal or informal) with respect to diversity, but believes that our board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. In this regard, the nominating and corporate governance committee also takes into consideration the diversity (for example, with respect to gender, race and national origin) of our board members. The nominating and corporate governance committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

Stockholder Nominations

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials, to Arsanis, Inc., Attention: Nominating and Corporate Governance Committee, 890 Winter Street, Suite 230, Waltham, Massachusetts 02451. Assuming that appropriate biographical and background material has been provided on or before the dates set forth in this proxy statement under the heading “Other Matters – Stockholder Proposals for our 2019 Annual Meeting”, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or our board of directors, by following the procedures set forth under “Other Matters – Stockholder Proposals for our 2019 Annual Meeting.”

Oversight of Risk

Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-day basis. The role of our board of directors and its committees is to oversee the risk management activities of management. Our board of directors fulfills this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our board of directors oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our audit committee oversees risk management activities related to financial controls and legal and compliance risks; our compensation committee oversees risk management activities relating to our compensation policies and practices; and our nominating and corporate governance committee oversees risk management activities relating to the composition of our board of directors and management succession planning. Each committee reports to the full board of directors on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that the full board of directors discuss particular risks.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2017, Tillman U. Gerngross, Michael Ross and Amy Schulman served as members of our compensation committee.

Dr. Gerngross is a former officer of our company, having served as our president from August 2010 to August 2013 and from December 2015 to April 2016. In addition, Dr. Gerngross is a co-founder and the current Chief Executive Officer of Adimab, LLC, a company with which we have a commercial relationship, as described further under the heading “Related Person Transactions” below.

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer and principal financial officer. A copy of the code is available on the “Investors & Media—Corporate Governance” section of our website, which is located at www.arsanis.com. Our board of directors is responsible for overseeing the code of business conduct and ethics and must approve any waivers of the code for directors and executive officers. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any principal executive officer, principal finical officer, principal accounting officer or controller or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written related person transaction policy to set forth policies and procedures for the review of any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related party transaction,” the related person must report the proposed related person transaction to our chief financial officer. The policy calls for the proposed related person transaction to be reviewed and approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by the audit committee in accordance with the standards set forth in the policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the policy provides that the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than the terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in our best interests. The audit committee may impose any conditions on the related person transaction as it deems appropriate. The policy also provides that transactions involving compensation of executive officers will be reviewed and approved by our compensation committee in the manner specified in its charter.

Related Person Transactions

In addition to the compensation arrangements with directors and executive officers described elsewhere in this proxy statement, since January 1, 2017, we have engaged in, or currently propose to engage in, the following transactions in which the amount involved exceeds $120,000 and any of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, or any person who was in any of those categories at the time of such transaction, had or has a direct or indirect material interest. We believe that all of these transactions were on terms comparable to terms that could have been obtained from unrelated third parties.

2017 Convertible Note Financing

In January 2017, we issued and sold an aggregate of $4,934,981 in convertible promissory notes, or the 2017 Notes. The 2017 Notes accrued interest at a rate of 0.96% per annum, with a maturity date of October 12, 2017, unless earlier converted under the terms of the 2017 Notes. All principal and interest accrued under the 2017 Notes was converted into shares of Series D convertible preferred stock in connection with the closing of our Series D convertible preferred stock financing in April 2017. Upon completion of our initial public offering in November 2017, all the outstanding shares of Series D convertible preferred stock automatically converted into shares of our common stock. The following table sets forth the aggregate principal amount of notes issued and sold to our 5% stockholders and their affiliates in this transaction and the cash purchase price for such notes:

Name	Aggregate Principal Amount of 2017 Notes	Cash Purchase Price
Entities affiliated with Polaris Venture Partners(1)(2)	$1,294,943	$1,294,943
Entities affiliated with SV Health Investors, LLC(1)(3)	$1,294,943	$1,294,943
OrbiMed Private Investments IV, LP(1)(4)	$1,294,943	$1,294,943
NeoMed Innovation V, L.P.(1)(5)	$565,147	$565,147
Tillman U. Gerngross, Ph.D.(6)	$250,000	$250,000

(1)	See “Security Ownership of Certain Beneficial Owners and Management” for more information about shares held by these entities.
(2)	Terrance McGuire and Amy Schulman are members of our board of directors and each is an affiliate of Polaris Venture Partners.
(3)	Michael Ross is a member of our board of directors who is an affiliate of SV Health Investors, LLC.
(4)	Carl Gordon is a member of our board of directors who is an affiliate of OrbiMed Private Investments IV, LP.
(5)	Claudio Nessi is a member of our board of directors who is an affiliate of NeoMed Innovation V, L.P.
(6)	Tillman U. Gerngross is the chairman of our board of directors.

Series D Preferred Stock Financing

In April 2017, we issued and sold an aggregate of 14,220,284 shares of our Series D convertible preferred stock, consisting of (i) 12,323,987 shares sold for an aggregate of $35,053,178 in cash and conversion of $4,946,793 in outstanding principal and interest under the 2017 Notes at a price per share of approximately $3.2457 and (ii) 1,896,297 shares issued upon conversion of $5,539,344 in outstanding principal and interest under convertible promissory notes issued in April 2016, or the 2016 Notes, at a price per share of approximately $2.92. Upon completion of our initial public offering in November 2017, all the outstanding shares of Series D convertible preferred stock automatically converted into shares of our common stock. The following table sets forth the aggregate numbers of shares of our Series D convertible preferred stock that we sold to our 5% stockholders and their affiliates in these transactions and the aggregate amount of consideration for such shares:

Name	Shares of Series D Preferred Stock Issued for Cash and upon Conversion of 2017 Notes	Cash Purchase Price	Principal Cancelled under 2017 Notes	Interest Cancelled under 2017 Notes	Shares of Series D Preferred Stock Issued upon Conversion of 2016 Notes	Principal Cancelled under 2016 Notes	Interest Cancelled Under 2016 Notes
Bill & Melinda Gates Foundation(1)	2,464,799	$7,999,998	—	—	—	—	—
Entities affiliated with Polaris Venture Partners(1)(2)	1,924,752	$4,949,125	$1,294,943	$3,099	307,259	$891,178	$6,375
Entities affiliated with SV Health Investors, LLC(1)(3)	1,924,750	$4,949,125	$1,294,943	$3,099	307,262	$891,178	$6,375
OrbiMed Private Investments IV, LP (1)(4)	1,924,752	$4,949,125	$1,294,943	$3,099	307,262	$891,178	$6,375
NeoMed Innovation V, L.P.(1)(5)	839,938	$2,159,687	$565,147	$1,353	112,559	$326,467	$2,335
Tillman U. Gerngross, Ph.D.(6)	308,099	$749,399	$250,000	$598	—	—	—

(1)	See “Security Ownership of Certain Beneficial Owners and Management” for more information about shares held by these entities.
(2)	Terrance McGuire and Amy Schulman are members of our board of directors and each is an affiliate of Polaris Venture Partners.
(3)	Michael Ross is a member of our board of directors who is an affiliate of SV Health Investors, LLC.
(4)	Carl Gordon is a member of our board of directors who is an affiliate of OrbiMed Private Investments IV, LP.
(5)	Claudio Nessi is a member of our board of directors who is an affiliate of NeoMed Innovation V, L.P.
(6)	Tillman U. Gerngross is the chairman of our board of directors.

Initial Public Offering

In November 2017, we completed our initial public offering under which we issued and sold an aggregate of 4,600,000 shares of our common stock at a price per share of $10.00, for an aggregate purchase price of $46.0 million. The following table sets forth the number of shares of our common stock purchased by our directors, executive officers and 5% stockholders and their affiliates in the initial public offering and the aggregate purchase price paid for such shares.

Name	Shares of Common Stock Purchased	Aggregate Purchase Price
Entities affiliated with Polaris Venture Partners(1)(2)	500,000	$5,000,000
Entities affiliated with SV Health Investors, LLC(1)(3)	500,000	$5,000,000
OrbiMed Private Investments IV, LP(1)(4)	500,000	$5,000,000
NeoMed Innovation V, L.P.(1)(5)	300,000	$3,000,000
Tillman U. Gerngross, Ph.D.(6)	200,000	$2,000,000

Total	2,000,000	$20,000,000

(1)	See “Security Ownership of Certain Beneficial Owners and Management” for more information about shares held by these entities.
(2)	Terrance McGuire and Amy Schulman are members of our board of directors and each is an affiliate of Polaris Venture Partners.
(3)	Michael Ross is a member of our board of directors who is an affiliate of SV Health Investors, LLC.
(4)	Carl Gordon is a member of our board of directors who is an affiliate of OrbiMed Private Investments IV, LP.
(5)	Claudio Nessi is a member of our board of directors who is an affiliate of NeoMed Innovation V, L.P.
(6)	Tillman U. Gerngross is the chairman of our board of directors.

Services and Facilities Agreement with EveliQure Biotechnologies GmbH

Our subsidiary, Arsanis Biosciences GmbH, leases approximately 1,500 square meters of office and lab space from Marxbox Bauprojekt GmbH & Co. OG. In February 2015, Arsanis Biosciences GmbH entered into a services and facilities agreement with EveliQure Biotechnologies GmbH, or EveliQure, under which we provide certain laboratory services and sublet approximately 150 square meters of office and lab space. Tamás Henics, the husband of Eszter Nagy, our Chief Scientific Officer and a former director, serves as Chief Scientific Officer at EveliQure.

Since January 1, 2017, payments due to us from EveliQure under the agreement were approximately $0.1 million. These amounts included rental charges as well as amounts attributable to facilities and laboratory services. The agreement remains in effect until terminated and either Arsanis Biosciences GmbH or EveliQure can terminate the agreement at any time on six months’ notice.

Agreements with Adimab, LLC

We have entered into two agreements with Adimab, LLC, or Adimab, under which we were granted exclusive options to obtain ownership or exclusive worldwide licenses under specified patents relating to the development and commercialization of monoclonal antibodies. Tillman U. Gerngross, Ph.D., the chairman of our board of directors, is a co-founder of Adimab and currently serves as its Chief Executive Officer. The following descriptions of our agreements with Adimab are summaries and are qualified by reference to the underlying agreements.

Adimab Collaboration Agreement—We are party to a collaboration agreement with Adimab that we entered into in May 2011, which, as amended in February 2013, January 2014, January 2015 and April 2017 and together with certain applicable option exercise letters we have sent to Adimab, we refer to as the Adimab Collaboration Agreement. We are developing antibodies discovered under the Adimab Collaboration Agreement in our ASN100 monoclonal antibody program.

Under the Adimab Collaboration Agreement, Adimab and Arsanis were required to use reasonable efforts to conduct certain research, which we funded, to discover and optimize antibodies directed against targets selected by us. Prior to our exercise of an option (as described in the next paragraph), (1) we and Adimab each grant the other a non-exclusive license to the relevant intellectual property we own to allow each party to carry out its rights and obligations in connection with the research, and (2) except for certain rights of Adimab to continue using and licensing its own libraries, each party agrees not to practice or license the patents arising out of the research that it owns for any purpose other than to carry out its rights and obligations in connection with the research.

With respect to each target that was the subject of the research, we had an exclusive option to obtain, with respect to a specified number of antibodies directed against such target and discovered or optimized by Adimab, (1) ownership of certain patent rights relating to such antibodies and (2) exclusive and non-exclusive licenses, with the right to grant sublicenses, in all human therapeutic, prophylactic and diagnostic areas, which we refer to as the licensed field, under certain patent rights and know-how, to research, develop, make, have made, use, sell, offer to sell, import and export such antibodies and products based on such antibodies (but not for antibody discovery purposes). In addition, upon exercise of each option, certain contractual restrictions on our ability to prosecute, practice and license certain patents owned by us that arose out of the research were eliminated. All of our options under the Adimab Collaboration Agreement have expired, or are in the process of being exercised, or, with respect to multiple targets and hundreds of antibodies, have already been exercised. For each target for which we have exercised an option, we are required to use commercially reasonable efforts to develop and commercialize at least one product in major markets.

Under the Adimab Collaboration Agreement, we have paid Adimab approximately $4.3 million in the aggregate to date, consisting of upfront payments and reimbursement for research conducted by Adimab. Among other payment obligations, we are obligated to pay Adimab royalties at a mid single-digit percentage of net sales, made by us or our affiliates, of products based on antibodies for which we have exercised our option, or products that use or are based on any antibody discovered or optimized under the agreement, any derivative or modified version of any such antibody, or any sequence information as to any such antibody. The above payment obligations are subject to carve-outs for, among other things, sales of certain antibody products if they are sold at cost in developing countries under our April 2017 letter agreement with the Bill & Melinda Gates Foundation (described in more detail below). We have not made any payments to Adimab pursuant to the Adimab Collaboration Agreement since January 1, 2017.

Adimab Option and License Agreement—We are also party to an option and license agreement with Adimab that we entered into in February 2017, which we refer to as the Adimab Option Agreement. We are developing antibodies discovered under the Adimab Option Agreement in our ASN500 monoclonal antibody program.

Under the Adimab Option Agreement, Adimab has provided to us certain proprietary antibodies against respiratory syncytial virus, or RSV, which we refer to as the initial RSV antibodies, for our evaluation during a specified option period and has granted us an exclusive, non-sublicensable license under certain Adimab patent rights and know-how during the option period to create, research, optimize, make, have made and use the initial RSV antibodies and modified or derivative forms of the initial RSV antibodies. Adimab has performed affinity maturation of a limited number of the initial RSV antibodies for us and provided us with a specified number of higher-affinity RSV antibodies resulting from those activities. In addition, we are conducting our own research program with respect to these RSV antibodies.

Under the Adimab Option Agreement, we have an exclusive option, exercisable during the option period upon payment of an option fee to Adimab, to require Adimab to assign to us all rights in up to a specified number of

RSV antibodies selected by us, which we refer to as the selected RSV antibodies, and certain patent rights owned by Adimab that cover these antibodies, and to obtain from Adimab a non-exclusive license, with the right to grant sublicenses, under certain other patent rights and know-how owned by Adimab, to research, develop, have developed, make, have made, use, sell, offer to sell, import and export products based on the selected RSV antibodies and modified or derivative forms of the selected RSV antibodies, for all indications and uses except for certain diagnostic uses. This license would not include any right or license to use the licensed patent rights or know-how to discover or optimize antibodies. We have agreed not to use the patent rights or know-how assigned or licensed to us for the purpose of researching, developing, manufacturing or commercializing RSV antibodies that are not licensed by us. If we exercise our option under the Adimab Option Agreement, we are required to use commercially reasonable efforts to develop and commercialize at least one product based on a licensed RSV antibody in major markets.

Under the Adimab Option Agreement, we have incurred costs paid or payable to Adimab of approximately $0.2 million in the aggregate to date, consisting of reimbursement for affinity maturation work performed by Adimab and for certain patent prosecution costs incurred by Adimab. If we wish to exercise our option under the Adimab Option Agreement, we are obligated to pay Adimab an option fee of $0.3 million and make clinical and regulatory milestone payments of up to $24.4 million. We are obligated to pay Adimab royalties at a mid single-digit percentage of net sales of products based on the initial RSV antibodies (including modified or derivative forms of those antibodies created by or for Arsanis) by us or any of our affiliates, licensees or sublicensees, regardless of whether these products practice any of the assigned or licensed patents or know-how, subject to certain off-set rights and adjustments to the royalty payments described in the Adimab Option Agreement, and subject to further carve-outs with respect to sales of products based on licensed RSV antibodies to the extent they are sold at cost in developing countries under the February 2017 grant agreement with the Bill & Melinda Gates Foundation (described in more detail below). We have incurred payments of approximately $0.2 million to Adimab under the Adimab Option Agreement since January 1, 2017.

Agreements with Bill & Melinda Gates Foundation

We are party to a grant agreement with the Bill & Melinda Gates Foundation, or the Gates Foundation, a 5% stockholder, that we entered into in February 2017, pursuant to which the Gates Foundation granted us up to $9.3 million to conduct preclinical development of monoclonal antibodies for the prevention of RSV infection in newborns. In connection with the February 2017 grant agreement, we have granted the Gates Foundation a non-exclusive, sublicensable license to research and develop, manufacture, seek regulatory approval for and commercialize antibodies developed under this agreement for the benefit of people in developing countries. Since January 1, 2017, we have received $1.6 million under this grant agreement.

We are also party to a letter agreement with the Gates Foundation that we entered into in April 2017 in connection with the purchase by the Gates Foundation of $8.0 million of our Series D convertible preferred stock. Under the April 2017 letter agreement, we committed to use the proceeds from the investment by the Gates Foundation solely to advance the development of a specified antibody program, which involves the monoclonal antibodies ASN-1, ASN-2 and ASN-3 and our product candidate ASN100. We agreed to grant to the Gates Foundation three non-exclusive, sublicensable licenses to research, develop, manufacture, seek regulatory approval for and commercialize antibodies that we or our research contractors discover in specified areas of global health that the Gates Foundation has identified as underinvested or disproportionately impacting poor and vulnerable populations, including ASN100, for the treatment of neonatal sepsis caused by S. aureus. Two of these non-exclusive licenses will only be granted upon request from the Gates Foundation, and the third, although it has already been granted, would only be exercisable by the Gates Foundation upon certain “trigger events” described in the letter agreement. Upon completion of our initial public offering in November 2017, all the outstanding shares of our Series D convertible preferred stock held by the Gates Foundation automatically converted into shares of our common stock.

The foregoing descriptions of our February 2017 grant agreement and our April 2017 letter agreement with the Gates Foundation are summaries and are qualified by reference to the underlying agreements.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers

Certain information regarding our executive officers who are not also directors is set forth below.

Name	Age	Position(s)
René Russo, Pharm.D., BCPS	43	President and Chief Executive Officer, Director
Eszter Nagy, M.D., Ph.D.	51	Co-Founder, Chief Scientific Officer, Managing Director of Arsanis Biosciences GmbH
Michael Gray, M.B.A., C.P.A.	47	Chief Operating Officer and Chief Financial Officer
Chris Stevens, M.D.	58	Chief Medical Officer
David Mantus, Ph.D.	54	Chief Development Officer

René Russo, Pharm.D., BCPS    is our President and Chief Executive Officer and a member of our Board of Directors. Please see “Board of Directors and Corporate Governance – Election of Directors” above for biographical information regarding Dr. Russo.

Eszter Nagy, M.D., Ph.D.    Dr. Nagy co-founded Arsanis in 2010 and built a multi-disciplinary research and preclinical team in Vienna. Dr. Nagy has served as our Chief Scientific Officer and Managing Director of our wholly owned subsidiary, Arsanis Biosciences GmbH, since October 2011. Dr. Nagy also served on our Board of Directors from January 2011 until November 2017. From August 2013 to December 2015, Dr. Nagy served as our President. From January 1999 to September 2010, Dr. Nagy served in various roles during her 12 years at Intercell AG (now Valneva SE), most recently as its Senior Vice President of Global Research. Dr. Nagy co-founded EveliQure Biotechnologies (Vienna) in 2012, and was on the Board of Directors of WittyCell, S.A.S (now part of Abivax, SE), both of which are vaccine development companies. Prior to joining the biotechnology industry, Dr. Nagy spent 10 years in academic research, including as an Associate Professor at the University Medical School of Pécs and a Visiting Scientist in the Department of Cancer Genetics at the Roswell Park Cancer Institute. Dr. Nagy received her M.D. and Ph.D. from the University Medical School of Pécs, Hungary, and was a Postdoctoral Fellow at Dartmouth Medical School.

Michael Gray, M.B.A., C.P.A.    Mr. Gray has served as our Chief Financial Officer since March 2016 and as our Chief Operating Officer since September 2017. Mr. Gray also served as our Chief Business Officer from March 2016 to September 2017. Prior to joining us, Mr. Gray served in various leadership positions from August 2000 through February 2016 at Curis, Inc., a publicly held oncology drug development company. He served as Curis’ Chief Financial Officer and Chief Business Officer from February 2014 to February 2016 and as its Chief Financial Officer and Chief Operating Officer from December 2006 to February 2014. From December 2003 until December 2006, Mr. Gray served as Curis’ Vice President of Finance and Chief Financial Officer and from August 2000 until December 2003, served as its Senior Director of Finance and Controller. Previously, Mr. Gray held positions including Controller and de facto Chief Financial Officer at Reprogenesis, a biotechnology company focused on the development of cell therapy drug candidates, and as an audit professional for the accounting and consulting firm of Ernst & Young, LLP. Mr. Gray received his M.B.A. in corporate finance and entrepreneurial management from the F.W. Olin Graduate School of Business at Babson College and a B.S. in accounting from Bryant College.

Chris Stevens, M.D.    Dr. Stevens has served as our Chief Medical Officer since June 2016. Prior to joining us, Dr. Stevens served as a consultant for over 30 companies, from 2004 to 2016, where he assisted in all stages of drug development across the United States and in Europe. Dr. Stevens served key clients during this time, including Cubist Pharmaceuticals, Inc., Dyax, Inc. and Millennium/Takeda, all biotechnology companies. Previously, he served as Senior Vice President of Clinical Development at Alnara Pharmaceuticals from 2009 to 2011 through its acquisition by Eli Lilly and also previously held medical director roles at Circe Biomedical and Altus Pharmaceuticals. Additionally, Dr. Stevens spent 10 years as a clinical and research gastroenterologist at Beth Israel Deaconess Medical Center in Boston and as an Assistant Professor of Medicine at Harvard Medical

School, during which he authored more than 30 peer-reviewed publications. Dr. Stevens received his B.A. in Chemistry from the University of North Carolina at Chapel Hill and his M.D. from the University of Miami.

David Mantus, Ph.D.    Dr. Mantus has served as our Chief Development Officer since April 2016, and as our Executive Vice President, Regulatory, Clinical Operations and Manufacturing from October 2015 until April 2016. From December 2014 until October 2015, Dr. Mantus served as the Vice President, Regulatory Affairs & Quality Assurance at BIND Therapeutics, Inc., a biotechnology company. From May 2004 until May 2011 he held various leadership roles in development at Cubist Pharmaceuticals, Inc., including Vice President, Regulatory Affairs. Prior to Cubist, Dr. Mantus served as the Vice President of Sention, Inc., a biotechnology company. Previously, he served as the Director of Regulatory Affairs at Shire Biologics as well as various leadership positions at PAREXEL, Inc. and Procter & Gamble, Inc. Dr. Mantus was previously a Postdoctoral Research Fellow in Biomedical Engineering at the University of Washington and Associate Professor of Pharmaceutical Science at MCPHS University. He received his M.S. and Ph.D. in Chemistry from Cornell University.

Executive Compensation

This section discusses the material elements of our executive compensation policies for our “named executive officers” and the most important factors relevant to an analysis of these policies. For 2017, our “named executive officers” are René Russo, our President and Chief Executive Officer, Michael Gray, our Chief Operating Officer and Chief Financial Officer, and Chris Stevens, our Chief Medical Officer. In addition, this section provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and is intended to place in perspective the data presented in the following tables and the corresponding narrative.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers during the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Option Awards ($)(2)	All Other Compensation ($)		Total ($)
René Russo, Pharm.D., BCPS	2017	388,750	254,100		524,182	—		1,167,032
President and Chief Executive Officer	2016	380,000	116,519		292,318	—		788,837

Michael Gray, M.B.A., C.P.A.	2017	363,077	231,525		262,090			856,692
Chief Operating Officer and Chief Financial Officer	2016	292,460	181,890	(3)	312,897	—		787,247

Chris Stevens, M.D.	2017	380,000	159,600		117,937			657,537
Chief Medical Officer	2016	221,768	153,221	(4)	162,814	176,853	(5)	714,656

(1)	Except where noted otherwise, the amounts reported in the “Bonus” column reflect discretionary annual cash bonuses paid to our executive officers for their performance.
(2)	The amounts reported in the “Option Awards” column reflect the aggregate fair value of stock-based compensation awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board, Accounting Standards Codification Topic 718, or ASC 718. See Note 2 to our consolidated financial statements in our Annual Report on Form 10-K regarding assumptions underlying the valuation of equity awards.
(3)	Includes a $100,000 sign-on bonus paid to Mr. Gray in connection with his hire in 2016.
(4)	Includes a $100,000 sign-on bonus paid to Dr. Stevens in connection with his hire in 2016.
(5)	Consists of fees paid to Dr. Stevens for services that he provided to us as a consultant in 2016 prior to his hire.

Narrative Disclosure to Summary Compensation Table

We review compensation for our executive officers annually. The material terms of the elements of our executive compensation program for 2017 are described below.

Our compensation committee sets base salaries and bonuses and grants equity incentive awards to our executive officers. In setting base salaries and bonuses and granting equity incentive awards, our compensation committee considers compensation for comparable positions in the market, the historical compensation levels of our executives, individual and corporate performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company. As part of this process, Dr. Russo, as our president and chief executive officer, prepares performance evaluations for the other executive officers and recommends annual salary increases, annual stock option awards and cash bonuses to the compensation committee. The compensation committee conducts a performance evaluation of Dr. Russo. The compensation committee consults with the board of directors as to the achievement of corporate objectives that drive contingent compensation awards.

Our compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During fiscal 2017, our compensation committee retained Willis Towers Watson as its independent compensation consultant to provide comparative data on executive and director compensation practices in our industry and assess our executives’ and directors’ compensation relative to comparable companies.

Base Salary.    In 2016, we paid Dr. Russo an annualized base salary of $380,000. In 2016, we paid Mr. Gray an annualized base salary of $350,000, which was prorated to reflect the number of days he served with our company following his hire in March 2016. In 2016, we paid Dr. Stevens an annualized base salary of $380,000, which was prorated to reflect the number of days he served with our company following his hire in June 2016. In

September and October 2017, our board of directors and the compensation committee of our board of directors approved increases in the annualized base salaries of Dr. Russo and Mr. Gray to $450,000 and $400,000, respectively, in each case subject to and effective upon the closing of our initial public offering and, in the case of Mr. Gray’s increase, to be retroactive to September 27, 2017, which was the effective date of Mr. Gray’s promotion to the role of Chief Operating Officer and Chief Financial Officer. Mr. Gray previously served as our Chief Financial Officer and Chief Business Officer. We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary.

Annual Bonus.    Our board of directors may, in its discretion, award bonuses to our named executive officers from time to time. We typically establish annual bonus targets based around a set of specified corporate goals for our named executive officers and conduct an annual performance review to determine the attainment of such goals. Our management may propose bonus awards to our board of directors primarily based on such review process. Our board of directors makes the final determination of the eligibility requirements for and the amount of such bonus awards.

Equity Incentives.    Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incents our executive officers to remain in our employment during the vesting period. Accordingly, our board of directors periodically reviews the equity incentive compensation of our named executive officers and from time to time may grant equity incentive awards to them in the form of stock options. In 2016, based upon our overall performance, we granted to Dr. Russo an option to purchase 47,757 shares of our common stock. In 2016, we granted to Mr. Gray an option to purchase 51,274 shares of our common stock and to Dr. Stevens an option to purchase 26,369 shares of our common stock, in each case in connection with the commencement of his employment. In 2017, based upon our overall performance, we granted to Dr. Russo an option to purchase 195,331 shares of our common stock, to Mr. Gray an option to purchase 97,665 shares of our commons stock and to Dr. Stevens an option to purchase 43,948 shares of our common stock.

We use stock options to compensate our executive officers in the form of initial grants in connection with the commencement of employment and also at various times, often but not necessarily annually, if we have performed as expected or better than expected. Prior to our initial public offering, the award of stock options to our executive officers was made by our board of directors or compensation committee. None of our executive officers is currently party to an employment agreement that provides for automatic award of stock options. We have granted stock options to our executive officers with time-based vesting. The options that we have granted to our executive officers typically become exercisable as to 25% of the shares underlying the option on the first anniversary of the grant date, and as to an additional 1/48th of the original number of shares underlying the option monthly thereafter. Vesting rights cease upon termination of employment and exercise rights cease shortly after termination, except that vesting is fully accelerated upon certain terminations in connection with a change of control and exercisability is extended in the case of death or disability. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no voting rights and no right to receive dividends or dividend equivalents.

Prior to our initial public offering, we have historically granted stock options with exercise prices that are equal to the fair market value of our common stock on the date of grant as determined by our board of directors or compensation committee, based on a number of objective and subjective factors. The exercise price of all stock options granted after the closing of our initial public offering is equal to the fair market value of shares of our common stock on the date of grant, which is determined by reference to the closing market price of our common stock on the date of grant.

Outstanding Equity Awards at Fiscal Year End 2017

The following table sets forth information regarding outstanding equity awards, which consist entirely of stock options, held by our named executive officers as of December 31, 2017.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
René Russo, Pharm.D., BCPS	48,875	32,014	(1)	$8.20	7/21/2025
	19,902	27,855	(2)	$9.39	7/20/2026
	0	195,331	(3)	$4.00	6/18/2027
Michael Gray, M.B.A., C.P.A.	22,435	28,839	(4)	$9.39	7/20/2026
	0	97,665	(5)	$4.00	6/18/2027
Chris Stevens, M.D.	9,893	16,476	(6)	$9.39	7/20/2026
	0	43,948	(7)	$4.00	6/18/2027
(1)	Dr. Russo’s option to purchase 80,889 shares of common stock vests over four years, with 25% of the shares underlying the option vested on July 16, 2016 and 2.0833% of the shares vesting monthly thereafter, subject to continued service.
(2)	Dr. Russo’s option to purchase 47,757 shares of common stock vests over four years, with 25% of the shares underlying the option vested on April 28, 2017 and 2.0833% of the shares vesting monthly thereafter, subject to continued service.
(3)	Dr. Russo’s option to purchase 195,331 shares of common stock vests over four years, with 25% of the shares underlying the option vesting on June 19, 2018 and 2.0833% of the shares vesting monthly thereafter, subject to continued service.
(4)	Mr. Gray’s option to purchase 51,274 shares of common stock vests over four years, with 25% of the shares underlying the option vested on March 1, 2017 and 2.0833% of the shares vesting monthly thereafter, subject to continued service.
(5)	Mr. Gray’s option to purchase 97,665 shares of common stock vests over four years, with 25% of the shares underlying the option vesting on June 19, 2018 and 2.0833% of the shares vesting monthly thereafter, subject to continued service.
(6)	Dr. Stevens’ option to purchase 26,369 shares of common stock vests over four years, with 25% of the shares underlying the option vested on June 1, 2017 and 2.0833% of the shares vesting monthly thereafter, subject to continued service.
(7)	Dr. Stevens’ option to purchase 43,948 shares of common stock vests over four years, with 25% of the shares underlying the option vesting on June 19, 2018 and 2.0833% of the shares vesting monthly thereafter, subject to continued service.

Employment and Change in Control Arrangements

We have entered into written offer letters with each of our named executive officers. These agreements set forth the terms of the named executive officer’s compensation, including his or her initial base salary, severance and annual cash bonus opportunity. In addition, the agreements provide that the named executive officers are eligible to participate in company-sponsored benefit programs that are available generally to all of our employees.

Change in Control

The offer letter with each of Dr. Russo and Mr. Gray provides that if employment is terminated by us without cause, or by Dr. Russo or Mr. Gray with good reason, as such terms are defined in his or her offer letters and in either case within 18 months following a change in control (as defined in his or her offer letter), (i) each will receive monthly severance payments equal to one and one-half times their then- current annualized base salary for 18 months and payment of one and one-half times their target annual bonuses for the year in which termination occurs and (ii) all unvested stock options and other equity awards then held by Dr. Russo or Mr. Gray, respectively, will vest in full, subject to certain conditions, including the execution of a release of all claims against the Company.

The offer letter with Dr. Stevens provides that if his employment is terminated by us without cause, or by him with good reason, as such terms are defined in his offer letter, and in either case within twelve months following a change in control (as defined in his offer letter), (i) he will receive monthly severance payments equal to his then- current annualized base salary for twelve months and his target annual bonus for the year in which the termination occurs and (ii) all unvested stock options and other equity awards then held by Dr. Stevens will vest in full, subject to certain conditions, including the execution of a release of all claims against the Company.

Other Agreements

Each of our named executive officers has entered into a standard form agreement with respect to non-competition, non-solicitation, confidential information and assignment of inventions. Under this agreement, each named executive officer has agreed not to compete with us during his or her employment and for a period of one year after the termination of his or her employment, not to solicit our employees, consultants, clients or customers during his or her employment and for a period of one year after the termination of his or her employment, and to protect our confidential and proprietary information indefinitely. In addition, under this agreement, each named executive officer has agreed that we own all inventions that are developed by such executive officer during his or her employment with us that are within the field of monoclonal antibody-based therapeutic treatments for infectious diseases. Each named executive officer also agreed to provide us with a non-exclusive, royalty-free, perpetual license to use any prior inventions that such executive officer incorporates into inventions assigned to us under this agreement.

401(k) Retirement Plan

We maintain a defined contribution employee retirement plan for our employees, including our named executive officers. The plan is intended to qualify as a tax-qualified 401(k) plan so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of contributions under the 401(k) plan designated as Roth contributions). Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee as directed by participants. The 401(k) plan provides us with the discretion to match employee contributions, but to date we have not provided any employer matching contributions.

Indemnification

For a summary of certain indemnification arrangements with our named executive officers, see “Limitation of Liability and Indemnification” below.

Tax Considerations

The Compensation Committee considers the potential future effects of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, on compensation paid to our named executive officers. Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of the company’s chief executive officer and the three most highly compensated executive officers (other than the chief executive officer and chief financial officer). Pursuant to tax legislation signed into law on December 22, 2017 (the “Tax Act”), for taxable years beginning after December 31, 2017, the Section 162(m) deduction limitation is expanded so that it also applies to compensation in excess of $1 million paid to a public company’s chief financial officer. Historically, compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, the Tax Act eliminated the qualified performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid to each of the executives described above (other than certain grandfathered compensation or compensation paid pursuant to certain equity awards granted before or during a transition period following our initial public offering) will not be deductible by us.

Director Compensation

In September 2017, our board of directors approved a director compensation program that became effective on the effective date of our registration statement relating to our initial public offering. Under this director compensation program, we pay our non-employee directors a cash retainer for service on the board of directors and for service on each committee on which the director is a member. The chairman of the board, the lead independent director and the chair of each committee receive higher retainers for such service. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our board of directors, on such committee or in such position. The fees paid to non-employee directors for service on the board of directors, for service as a lead independent director and for service on each committee of the board of directors on which the director is a member are as follows:

	Member Annual Fee	Chairman Annual Fee	Lead Independent Director Annual Fee
Board of Directors	$35,000	$75,000	$50,000
Audit Committee	$7,500	$15,000	—
Compensation Committee	$5,000	$10,000	—
Nominating and Corporate Governance Committee	$4,000	$8,000	—

We also reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending meetings of our board of directors and any committee of our board of directors on which they serve.

In addition, under our director compensation program, we granted the directors who were in office at the time of the closing of our initial public offering, and will grant to new non-employee directors upon their initial election to our board of directors, an option to purchase 25,000 shares of our common stock. Each of these options will vest as to 33.3333% of the shares of our common stock underlying such option on the first anniversary of the date of grant, with the remainder vesting in equal monthly installments until the third anniversary of the date of grant, subject to the non-employee director’s continued service as a director. Further, on the dates of each of our annual meetings of stockholders, each non-employee director that has served on our board of directors for at least six months will automatically receive, under our 2017 Equity Incentive Plan, or the 2017 Plan, an option to purchase 10,000 shares of our common stock. Each of these options will vest in equal monthly installments until the first anniversary of the date of grant (or, if earlier, the date of our next annual meeting of stockholders following the date of grant) unless otherwise provided at the time of grant, subject to the non-employee director’s continued service as a director, with full acceleration of vesting upon a change in control of our company. All options issued to our non-employee directors under our director compensation program will be issued at exercise prices equal to the closing price of our common stock on the date of grant.

Dr. Russo, our director who also serves as our President and Chief Executive Officer, does not receive any additional compensation for her service as a director. Dr. Russo is one of our named executive officers and, accordingly, the compensation that we pay to Dr. Russo is discussed under “—Summary Compensation Table” and “—Narrative to Summary Compensation Table.” Dr. Nagy, our Chief Scientific Officer, also served as a member of our board of directors during 2017, until her resignation from our board on November 15, 2017. Dr. Nagy did not receive any additional compensation for her service as a director.

The following table sets forth information regarding compensation earned by our non-employee directors during fiscal 2017.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Tillman U. Gerngross, Ph.D.	63,115	163,061	226,176
Jan Adams, Ph.D(2).	—	—	—
Daniel Burgess(3)	—	—	—
William Clark, M.B.A.	5,319	163,061	168,380
Carl Gordon, Ph.D., C.F.A.	5,371	163,061	168,432
David McGirr, M.B.A.	6,319	163,061	169,380
Terrance McGuire	5,434	163,061	168,495
Claudio Nessi, Ph.D., M.B.A.	4,423	163,061	167,484
Michael Ross, Ph.D.	5,055	163,061	168,116
Amy Schulman, J.D.	8,088	163,061	171,149

(1)	The amounts reported in the “Option Awards” column reflect the aggregate fair value of stock-based compensation awarded during the year computed in accordance with the provisions of ASC 718. See Note 2 to our consolidated financial statements appearing in our Annual Report on Form 10-K regarding assumptions underlying the valuation of equity awards.
(2)	Dr. Adams resigned from our board of directors on September 27, 2017.
(3)	Mr. Burgess resigned from our board of directors on September 27, 2017.

As of December 31, 2017, our non-employee directors held the following stock options, all of which were granted under our 2010 Special Stock Incentive Plan, as amended, or the 2010 Plan, our 2011 Stock Incentive Plan, or 2011 Plan, and our 2017 Plan:

Name	Option Awards
Tillman U. Gerngross, Ph.D.	90,484
William Clark, M.B.A.	25,000
Carl Gordon, Ph.D., C.F.A.	25,000
David McGirr, M.B.A.	25,000
Terrance McGuire	25,000
Claudio Nessi, Ph.D., M.B.A.	25,000
Michael Ross, Ph.D.	25,000
Amy Schulman, J.D.	31,482

Limitation of Liability and Indemnification

Our Restated Certificate of Incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law, or the DGCL, and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for voting for or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, our Restated Certificate of Incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain a general liability insurance policy that covers specified liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, we have entered into indemnification agreements with our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such executive officer or director for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our executive officers or directors.

Some of our non-employee directors may, through their relationships with their employers, be insured or indemnified against specified liabilities incurred in their capacities as members of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, executive officers or persons controlling us, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table contains information about our equity compensation plans as of December 31, 2017. As of December 31, 2017, we had four equity compensation plans, each of which was approved by our stockholders: our 2010 Plan, our 2011 Plan, our 2017 Plan and our 2017 Employee Stock Purchase Plan, or 2017 ESPP.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	1,403,119	(1)	$6.26	(2)	773,719	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	1,403,119		$6.26		773,719	(4)

(1)	Consists of (i) 107,089 shares to be issued upon exercise of outstanding options under our 2010 Plan as of December 31, 2017, (ii) 1,090,030 shares to be issued upon exercise of outstanding options under our 2011 Plan as of December 31, 2017 and (iii) 206,000 shares to be issued upon exercise of outstanding options under our 2017 Plan as of December 31, 2017.
(2)	Consists of the weighted average exercise price of the 1,403,119 stock options outstanding on December 31, 2017.
(3)	Consists of (i) 553,971 shares that remained available for future issuance under our 2017 Plan as of December 31, 2017, and (ii) 219,748 shares that remained available for future issuance under our 2017 ESPP as of December 31, 2017. No shares remained available for future issuance under the 2010 Plan or 2011 Plan as of December 31, 2017.
(4)	Our 2017 Plan has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the 2017 Plan to be added on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2018 and continuing for each fiscal year until, and including, the fiscal year ending December 31, 2027, equal to the least of 1,025,490 shares of our common stock, 4% of the number of shares of our common stock outstanding on the first day of the applicable fiscal year and an amount determined by our board of directors. On January 1, 2018, 571,776 additional shares were reserved for issuance under the 2017 Plan pursuant to this provision. Our 2017 ESPP has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the 2017 ESPP to be added on the first day of each fiscal year, beginning on January 1, 2019 and ending on December 31, 2029, in an amount equal to the least of 512,745 shares of our common stock, 2% of the total number of shares of our common stock outstanding on the first day of the applicable fiscal year and an amount determined by our board of directors.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Our audit committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2017 and discussed them with our management and our independent registered public accounting firm, PricewaterhouseCoopers LLP.

Our audit committee has also received from, and discussed with, PricewaterhouseCoopers LLP various communications that PricewaterhouseCoopers LLP is required to provide to our audit committee, including the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, PricewaterhouseCoopers LLP provided our audit committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the Company’s independent registered public accounting firm their independence.

Based on the review and discussions referred to above, our audit committee recommended to our board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017.

By the audit committee of the board of directors of Arsanis, Inc.

David McGirr, Chair

William Clark

Carl Gordon

MATTERS TO BE VOTED ON

Proposal 1: Election of Directors

Our Restated Certificate of Incorporation provides for a classified board of directors. This means our board of directors is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of the stockholders.

Our board of directors currently consists of nine members, divided into three classes as follows:

•	Class I is comprised of William Clark, David McGirr and Claudio Nessi, each with a term ending at the 2018 annual meeting of stockholders;

•	Class II is comprised of René Russo, Michael Ross and Amy Schulman, each with a term ending at the 2019 annual meeting of stockholders; and

•	Class III is comprised of Tillman U. Gerngross, Carl Gordon and Terrance McGuire, each with a term ending at the 2020 annual meeting of stockholders.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Our board of directors, on the recommendation of our nominating and corporate governance committee, has nominated William Clark, David McGirr and Claudio Nessi for re-election as Class I directors, each with a term ending at the 2021 annual meeting of stockholders.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of each of the Class I nominees identified above to a three-year term ending at the 2021 annual meeting of stockholders, each such nominee to hold office until his successor has been duly elected and qualified. Each of the nominees has indicated a willingness to continue to serve as director, if elected. In the event that any nominee should be unable to serve, discretionary authority is reserved for the named proxy holders to vote for a substitute, or to reduce the number of directors to be elected, or both. We do not expect that any of the nominees will be unable to serve if elected.

A plurality of the combined voting power of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to elect each nominee as a director.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF WILLIAM CLARK, DAVID MCGIRR AND CLAUDIO NESSI TO SERVE AS CLASS I DIRECTORS.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

Our audit committee has appointed the firm of PricewaterhouseCoopers LLP, or PwC, an independent registered public accounting firm, as independent auditors for the fiscal year ending December 31, 2018. Although stockholder approval of our audit committee’s appointment of PwC is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the annual meeting, our audit committee will reconsider its appointment of PwC. PwC has no direct or indirect material financial interest in our company or our subsidiaries. Representatives of PwC are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Audit Fees and Services

The following table sets forth fees billed for professional audit services and other services rendered to us by PwC for the fiscal years ended December 31, 2017 and 2016. All such services and fees were pre-approved by our audit committee in accordance with the “Pre-Approval Policies and Procedures” described below.

Fee Category	2017	2016
Audit Fees(1)	$1,437,218	$174,771
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees	$1,437,218	$174,771

(1)	“Audit Fees” consist of fees billed for professional services performed by PwC for the audit of our annual financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements, including the registration statement on Form S-1 filed in connection with our initial public offering and a registration statement on Form S-8. Included in the 2017 Audit Fees is $916,068 of fees billed in connection with our initial public offering, which closed in November 2017.
(2)	“Audit-Related Fees” may consist of fees billed by an independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. There were no such fees incurred in 2017 or 2016.
(3)	“Tax Fees” may consist of fees for professional services, including tax consulting and compliance performed by an independent registered public accounting firm. There were no such fees incurred in 2017 or 2016.
(4)	There were no such fees incurred in 2017 or 2016.

Pre-Approval Policies and Procedures

Our audit committee has adopted procedures requiring the pre-approval of all non-audit services performed by our independent registered public accounting firm in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the audit committee for each engagement of the independent registered public accounting firm to perform other audit-related or other non-audit services. The audit committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management.

The standard applied by the audit committee, or the chair of the audit committee, in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefore and other related factors are consistent with the independent registered public accounting firm’s independence under guidelines of the SEC and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent registered public accounting firm would be functioning in the role of management or in an advocacy role, whether the independent registered public accounting firm’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent registered public accounting firm’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent registered public accounting firm in the period would tend to reduce the independent registered public accounting firm’s ability to exercise independent judgment in performing the audit.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

STOCK OWNERSHIP AND REPORTING

Security Ownership of Certain Beneficial Owners and Management

Unless otherwise provided below, the following table sets forth information regarding beneficial ownership of our common stock as of March 1, 2018 by:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our current directors;

•	our principal executive officer and our two other executive officers who served during the year ended December 31, 2017, named in the Summary Compensation table below, whom, collectively, we refer to as our named executive officers; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Percentage of beneficial ownership is based on 14,294,421 shares of our common stock outstanding as of March 1, 2018. In addition, shares of common stock subject to options or other rights currently exercisable, or exercisable within 60 days of March 1, 2018, are deemed outstanding and beneficially owned for the purpose of computing the percentage beneficially owned by (i) the individual holding such options, warrants or other rights (but not any other individual) and (ii) the directors and executive officers as a group. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Arsanis, Inc., 890 Winter Street, Suite 230, Waltham, Massachusetts 02451.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Entities affiliated with Polaris Ventures(1)	1,868,957	13.1%
Entities affiliated with SV Health Investors, LLC(2)	1,868,961	13.1%
OrbiMed Private Investments IV LP(3)	1,868,966	13.1%
New Enterprise Associates 16, L.P.(4)	2,000,000	14.0%
Bill & Melinda Gates Foundation(5)	722,179	5.1%
FMR LLC(6)	1,548,900	10.8%
NeoMed Innovation V LP(7)	867,639	6.1%

Directors and Named Executive Officers:
René Russo, Pharm.D., BCPS(8)	79,496	*
Michael Gray, M.B.A., C.P.A.(9)	26,711	*
Chris Stevens, M.D.(10)	12,093	*
Tillman U. Gerngross, Ph.D.(11)	446,225	3.1%
William Clark, M.B.A.	—	—
Carl Gordon, Ph.D., C.F.A.(12)	1,868,966	13.1%
David McGirr, M.B.A.	—	—
Terrance McGuire(13)	1,868,957	13.1%
Claudio Nessi, Ph.D., M.B.A.(14)	867,639	6.1%
Michael Ross, Ph.D.(15)	1,868,961	13.1%
Amy Schulman, J.D.(16)	5,268	*
All current executive officers and directors as a group (13 persons)(17)	7,428,256	50.9%

*	Less than one percent

(1)	Based on information provided in a Schedule 13D filed on November 29, 2017. Consists of (a) 1,803,429 shares of common stock held by Polaris Venture Partners V, L.P., (b) 35,146 shares of common stock held by Polaris Venture Partners Entrepreneurs’ Fund V, L.P., (c) 12,351 shares of common stock held by Polaris Venture Partners Founders’ Fund V, L.P. and (d) 18,031 shares of common stock held by Polaris Venture Partners Special Founders’ Fund V, L.P. Each of Polaris Venture Partners V, L.P., Polaris Venture Partners Entrepreneurs’ Fund V, L.P., Polaris Venture Partners Founders’ Fund V, L.P. and Polaris Venture Partners Special Founders’ Fund V, L.P. (collectively, the “Polaris Funds”) has the sole voting and investment power with respect to the shares directly held by it. Polaris Venture Management Co. V, L.L.C. (“PVM V”) is the general partner of each the Polaris Funds. PVM V may be deemed to have sole power to vote and dispose of the shares held by the Polaris Funds. Terrance McGuire, a member of our board of directors, and Jonathan Flint (collectively, the “Managing Members”) are the managing members of PVM V and each may be deemed to share voting and dispositive power with respect to the shares held by the Polaris Funds. Each of PVM V and the Managing Members disclaim beneficial ownership of all of the shares owned by the Polaris Funds, except to the extent of their respective and proportionate pecuniary interests therein. The address of the Polaris Funds is One Marina Park Drive, 10th Floor, Boston, Massachusetts 02210.
(2)	Based on information provided in a Schedule 13D filed on February 14, 2018. Consists of (a) 903,110 shares of common stock held by SV Life Sciences Fund V, L.P. (“SVLS V LP”), (b) 19,082 shares of common stock held by SV Life Sciences Fund V Strategic Partners, L.P. (“SVLS V SPP”), (c) 915,428 shares of common stock held by SV Life Sciences Fund VI, L.P. (“SVLS VI LP”) and (d) 31,341 shares of common stock held by SV Life Sciences Fund VI Strategic Partners, L.P. (“SVLS VI SPP”). SV Life Sciences Fund V (GP), LP (“SVLS V GP”) is the general partner of SVLS V LP and SVLS V SPP (collectively, the “SV V Funds”). The general partner of SVLS V GP is SVLSF V, LLC. SVLS V GP and SVLSF V, LLC may each be deemed to share voting, dispositive and investment power over the shares held of record by the SV V Funds. Each of SVLS V GP and SVLSF V, LLC disclaims beneficial ownership of the shares owned directly by the SV V Funds except to the extent of any pecuniary interest therein. The members of the investment committee of SVLSF V, LLC are Kate Bingham, James Garvey, Eugene D. Hill, III and Michael Ross, a member of our board of directors. The investment committee of SVLSF V, LLC controls voting and investment decisions over the shares held by the SV V Funds by a majority vote. As such, no member of the investment committee of SVLSF V, LLC may be deemed to have any beneficial ownership of the shares held of record by the SV V Funds. SV Life Sciences Fund VI (GP), LP (“SVLS VI GP”) is the general partner of SVLS VI LP and SVLS VI SPP (collectively, the “SV VI Funds”). The general partner of SVLS VI GP is SVLSF VI, LLC. SVLS VI GP and SVLSF VI, LLC may each be deemed to share voting, dispositive and investment power over the shares held of record by the SV VI Funds. Each of SVLS VI GP and SVLSF VI, LLC disclaims beneficial ownership of the shares owned directly by the SV VI Funds except to the extent of any pecuniary interest therein. The members of the investment committee of SVLSF VI, LLC are Kate Bingham, James Garvey, Eugene D. Hill, III, Paul LaViolette, Thomas Flynn and Michael Ross, a member of our board of directors. The investment committee of SVLSF VI, LLC controls voting and investment decisions over the shares held by the SV VI Funds by a majority vote. As such, no member of the investment committee of SVLSF VI, LLC may be deemed to have any beneficial ownership of the shares held of record by the SV VI Funds. The address for the entities is One Boston Place, Suite 3900, 201 Washington Street, Boston, Massachusetts 02108.
(3)	Based on information provided in a Schedule 13D/A filed on January 26, 2018. Consists of 1,868,966 shares of common stock held by OrbiMed Private Investments IV, LP (“OPI IV”). OrbiMed Capital GP VI LLC (“GP IV”) is the general partner of OPI IV. OrbiMed Advisors LLC (“OrbiMed Advisors”) is the managing member of GP IV. By virtue of such relationships, GP IV and OrbiMed Advisors may be deemed to have voting and investment power with respect to the shares held by OPI IV and as a result may be deemed to have beneficial ownership of such shares. Dr. Carl L. Gordon, a member of OrbiMed Advisors, is a member of our board of directors. OrbiMed Advisors exercises investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho and Jonathan T. Silverstein. Each of GP IV, OrbiMed Advisors, Carl L. Gordon, Sven H. Borho, and Jonathan T. Silverstein disclaims beneficial ownership of the shares held by OPI IV. The address of OPI VI is 601 Lexington Avenue, 54th Floor, New York, New York 10022.

(4)	Based on information provided in a Schedule 13D filed on November 29, 2017. Consists of 2,000,000 shares of common stock held by New Enterprise Associates 16, L.P. (“NEA 16”). NEA Partners 16, L.P. (“NEA Partners 16”) is the sole general partner of NEA 16, and NEA 16 GP, LLC (“NEA 16 LLC”) is the sole general partner of NEA Partners 16. Peter J. Barris, Forest Baskett, Anthony A. Florence, Jr., Mohamad H. Makhzoumi, Joshua Makower, David M. Mott, Chetan Puttagunta, Jon M. Sakoda, Scott D. Sandell, Peter W. Sonsini and Ravi Viswanathan are the managers of NEA 16 LLC (collectively, the “Managers”). By virtue of such relationships, NEA Partners 16, NEA 16 LLC and each of the Managers may be deemed to have voting and investment power with respect to the shares held by NEA 16. NEA Partners 16, NEA 16 LLC and each of the Managers disclaims beneficial ownership of the shares owned of record by NEA 16. The address of the principal business office of NEA 16 is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.
(5)	Based on information provided in a Schedule 13G filed on February 13, 2018. Consists of 722,179 shares of common stock held by the Bill & Melinda Gates Foundation (the “Foundation”). For purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, all shares beneficially owned by the Foundation may be deemed to be beneficially owned by William H. Gates III and Melinda French Gates as Co-Trustees of the Foundation. The address for the Foundation is 500 Fifth Avenue North, Seattle, Washington 98109.
(6)	Based on information provided in a Schedule 13G/A filed on February 13, 2018. All shares are held by FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210.
(7)	Consists of 867,639 shares of common stock held by NeoMed Innovation V L.P. Claudio Nessi, a member of our board of directors, is the Managing Partner of NeoMed Management (Jersey) Limited, which is the Investment Manager to NeoMed Innovation V L.P. By virtue of such relationships, NeoMed Management (Jersey) Limited and Dr. Nessi may be deemed to have voting and investment power with respect to the shares held by NeoMed Innovation V L.P. Each of NeoMed Management (Jersey) Limited and Dr. Nessi disclaims beneficial ownership of the shares held by NeoMed Innovation V L.P., except to the extent of its or his pecuniary interest therein, if any. The business address for NeoMed Innovation V L.P. is 13 Castle Street, St. Helier, Jersey, JE4 5UT.
(8)	Consists of shares of common stock underlying options held by Dr. Russo that are exercisable as of March 1, 2018 or will become exercisable within 60 days after such date.
(9)	Consists of shares of common stock underlying options held by Mr. Gray that are exercisable as of March 1, 2018 or will become exercisable within 60 days after such date.
(10)	Consists of shares of common stock underlying options held by Dr. Stevens that are exercisable as of March 1, 2018 or will become exercisable within 60 days after such date.
(11)	Consists of (a) 392,821 shares of common stock owned by Dr. Gerngross, and (b) 53,404 shares of common stock underlying options held by Dr. Gerngross that are exercisable as of March 1, 2018 or will become exercisable within 60 days after such date.
(12)	Consists of the shares described in note 3 above.
(13)	Consists of the shares described in note 1 above.
(14)	Consists of the shares described in note 7 above.

(15)	Consists of the shares described in note 2 above.
(16)	Consists of shares of common stock underlying options held by Ms. Schulman that are exercisable as of March 1, 2018 or will become exercisable within 60 days after such date. Although Ms. Schulman is affiliated with certain affiliates of the Polaris Funds, she does not have voting or dispositive power with respect to the shares owned by the Polaris Funds and referenced in note 1 above.
(17)	Includes 287,448 shares of common stock underlying options that are exercisable as of March 1, 2018 or will become exercisable within 60 days after such date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Directors and officers and holders of 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and representations made by our directors and officers regarding their filing obligations, we believe all Section 16(a) filing requirements were satisfied with respect to fiscal 2017 except that each of Tillman Gerngross, William Clark, Carl Gordon, David McGirr, Terrance McGuire, Claudio Nessi, Michael Ross and Amy Schulman filed a report on December 1, 2017 for an automatic director stock option grant that occurred on November 15, 2017.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the annual meeting. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our company and our stockholders.

Stockholder Proposals for our 2019 Annual Meeting

Stockholder Proposals Included in Proxy Statement

In order to be considered for inclusion in our proxy statement and proxy card relating to our 2019 annual meeting of stockholders, stockholder proposals must be received by us no later than December 24, 2018, which is 120 days prior to the first anniversary of the mailing date of this proxy, unless the date of the 2019 annual meeting of stockholders is changed by more than 30 days from the anniversary of our 2018 annual meeting, in which case, the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies.

Stockholder Proposals Not Included in Proxy Statement

In addition, our by-laws establish an advance notice procedure for nominations for election to our board of directors and other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement. In general, we must receive other proposals of stockholders (including director nominations) intended to be presented at the 2019 annual meeting of stockholders but not included in the proxy statement by March 7, 2019, but not before February 5, 2019, which is not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received no earlier than the close of business 120 calendar days prior to such annual meeting and no later than the close of business on the later of 90 days prior to such annual meeting and 10 days following the day on which notice of the date of such annual meeting was mailed or public announcement of the date of such annual meeting was first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2019 annual meeting of stockholders may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our by-laws which also specify requirements as to the form and content of a stockholder’s notice.

Any proposals, notices or information about proposed director candidates should be sent to Arsanis, Inc., Attention: Nominating and Corporate Governance Committee, 890 Winter Street, Suite 230, Waltham, Massachusetts 02451.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be “householding” our proxy materials. This means a single notice and, if applicable, the proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received. We will promptly deliver a separate copy of the notice and, if applicable, the proxy materials and our 2017 annual report to stockholders, which consists of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, to you if you write or call us at Arsanis, Inc., 890 Winter Street, Suite 230, Waltham, Massachusetts 02451, Attention: Chief Operating Officer and Chief Financial Officer, telephone: (781) 819-5704. If you would like to receive separate copies of our proxy materials and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

ARSANIS, INC.

890 WINTER STREET, SUITE 230

WALTHAM, MA 02451

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 4, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 4, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received no later than June 4, 2018.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E46589-P09155                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARSANIS, INC.	For	Withhold	For All
	All	All	Except
The Board of Directors recommends you vote FOR the following Class I directors, each to serve for a three-year term expiring at the 2021 Annual Meeting of Stockholders:	☐	☐	☐
1. Election of Directors.
Nominees:

01) William Clark 02) David McGirr 03) Claudio Nessi

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain

2. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E46590-P09155

ARSANIS, INC.

Annual Meeting of Stockholders

June 5, 2018 2:00 p.m., EST

This proxy is solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby appoint(s) René Russo and Michael Gray, or either of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ARSANIS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 p.m., EST on June 5, 2018, at the offices of Wilmer Hale LLP, located at 60 State Street, Boston, MA 02109, and any adjournment or postponement thereof. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side